Exhibit 99.1

News Release
For immediate release
Contact:	(Investors)	(Media)
	Jerry Richards	Anna Torma
	509-835-1521	509-835-1558

PotlatchDeltic Corporation Elects Anne L. Alonzo to Board of Directors

Spokane, Wash.– December 3, 2021 - PotlatchDeltic Corporation (Nasdaq: PCH) today announced the election of Anne L. Alonzo to PotlatchDeltic’s Board of Directors, effective today.

Ms. Alonzo most recently served as Senior Vice President, External Affairs and Chief Sustainability Officer for Corteva Agriscience (NYSE: CTVA), a publicly traded global agricultural chemical and seed company, where she was responsible for leading the External Affairs function, which included Corporate Communications, Global Corporate Responsibility, Government and Industry Affairs, and Product Advocacy. From January 2016 to April 2020, Ms. Alonzo was President and Chief Executive Officer of the American Egg Board, where she also served on the Board Executive Committee. Previously, Ms. Alonzo served in various leadership positions at the U.S. Department of Agriculture, Kraft Foods, Inc. and the U.S. Environmental Protection Agency.

“Anne Alonzo brings a wealth of knowledge and experience in ESG, agricultural sustainability, regulatory and public affairs to the PotlatchDeltic Board from her work across corporate, not-for-profit, and public sectors,” said President and CEO, Eric J. Cremers. “We are pleased to welcome her to our board and are confident that she will provide valuable perspective as we continue to execute our strategy, drive growth and build long-term shareholder value.”

Ms. Alonzo holds an Executive M.B.A. from the University of Chicago, a J.D. from the Illinois Institute of Technology, Chicago-Kent College of Law, and a B.A. from the University of Illinois at Chicago.

Ms. Alonzo is a member of the Latino Corporate Directors Association (LCDA) and a National Association of Corporate Directors (NACD) Board Leadership Fellow.

About PotlatchDeltic

PotlatchDeltic (Nasdaq: PCH) is a leading Real Estate Investment Trust (REIT) that owns approximately 1.8 million acres of timberlands in Alabama, Arkansas, Idaho, Louisiana, Minnesota and Mississippi. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a residential and commercial real estate development business and a rural timberland sales program. PotlatchDeltic, a leader in sustainable forest practices, is committed to environmental and social responsibility and to responsible governance. More information can be found at www.potlatchdeltic.com.

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